Exhibit 5.1

Embrace Change Acquisition Corp. Sertus Chambers, Governors Square Suite # 5-204 23 Lime Tree Bay Avenue, P.O. Box 2547 Grand Cayman KY1-1104 Cayman Islands	D +852 3656 6054 E nathan.powell@ogier.com
Reference: NMP/RHY/182443.00001

12 July 2022

Dear Sirs

Embrace Change Acquisition Corp. (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in relation to the Company’s two registration statements on Form S-1 (File Nos. 333-258221 and 333-265184), including all amendments or supplements thereto, filed with the United States Securities Exchange Commission under the United States Securities Act of 1933 (the Act), as amended (including its exhibits, the Registration Statement) related to the offering and sale of (the Offering):

(i)

up to 6,500,000 units (each a Unit, and together, the Units), with each Unit consisting of (a) one ordinary share of the Company with a par value of US$0.0001 each (the Ordinary Shares); (b) one warrant, each whole warrant entitles its holder thereof to purchase one Ordinary Share (the Warrants); and (c) one right, every eight rights entitles the holder to receive one Ordinary Share upon consummation of the initial business combination of the Company (the Rights);

(ii)

up to 975,000 units (the Over-allotment Units, and together with the Units, the Public Units) which the representative of the underwriters, EF Hutton, division of Benchmark Investments, LLC, will have a right to purchase from the Company to cover over-allotments, if any;

(iii)

65,000 Ordinary Shares (or 74,750 Ordinary Shares if the over-allotment option is exercised in full) (the Representative Shares) which the Company has agreed to issue to the Representative or its designees, pursuant to the Registration Statement; and

(iv)

all Ordinary Shares, Warrants and Rights issued as part of the Units and Over-Allotment Units and all Ordinary Shares that may be issued upon exercise of the Warrants and Rights comprised in such Units and Over-Allotment Units (which together with the Representative Shares shall constitute all of the Ordinary Shares or rights to acquire the same in the Company being registered pursuant to the Registration Statement).

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape	Justin Davis Florence Chan Lin Jacobsen Cecilia Li James Bergstrom Marcus Leese

This opinion letter is given in accordance with the terms of the legal matters section of the Registration Statement.

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar of Companies).

Corporate power

(b)

The Company has all requisite power under its memorandum and articles of association to issue the Ordinary Shares included in the Public Units (including the issuance of the Ordinary Shares upon the exercise of the Warrants and Rights in accordance with the Warrant Documents and Rights Documents, respectively (both as defined in Schedule 1)) and the Representative Shares, to execute and deliver the Documents (as defined in Schedule 1), and to exercise its rights and perform its obligations under and as described in the Registration Statement.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise:

(i)

the issue of the Ordinary Shares included in the Public Units (including the issue of the Ordinary Shares upon the exercise of the Warrants and Rights in accordance with the Warrant Documents and the Rights Documents respectively) and the Representative Shares; and

(ii)	the execution and delivery of the Documents and the performance of its obligations, and the exercise of its rights, under such documents.

Shares

(d)

The Ordinary Shares included in the Public Units and the Representative Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue and, when:

(i)

issued by the Company against payment in full of the consideration therefor in accordance with the terms set out in the Registration Statement, the terms in the underwriting agreement referred to within the Registration Statement and the Company’s then effective memorandum and articles association; and

(ii)	such issuance of Shares have been duly registered in the Company’s register of members,

will be validly issued, fully paid and non-assessable.

(e)

Any Ordinary Shares which are to be issued pursuant to the Warrants and Rights, when the Warrants are exercisable in accordance with the Warrant Documents and the Rights are convertible in accordance with the Rights Documents, as referred to within the Registration Statement, have been duly authorised for issue and, when:

(i)

issued by the Company upon due exercise of the Warrants in accordance with the Warrant Documents and due conversion of the Rights in accordance with the Rights Documents, as referred to in the Registration Statement and in accordance with the Company’s then effective memorandum and articles association; and

(ii)	such issuance of Ordinary Shares have been duly registered in the Company’s register of members,

will be, subject to payment of the exercise price therefor under the terms of the Warrants and Rights (as applicable), validly issued, fully paid and non-assessable.

No litigation revealed

(f)

Based solely on our investigation of the Register of Writs and Other Originating Process (Register of Writs), no litigation was pending in the Cayman Islands against the Company, nor had any petition been presented or order made for the winding up of the Company, as of the close of business on the day before our inspection.

Enforceability

(g)

Once the Documents have been executed and delivered by the Company in accordance with the authorisations contained in the Director Resolutions (as defined in Schedule 1), the Documents shall be duly executed and delivered on behalf of the Company and shall constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	Matters not covered

We offer no opinion:

(a)

as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)

except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)

as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1

This opinion is given for your benefit in connection with the Company. With the exception of your professional advisers (acting only in that capacity) and purchasers of the Units pursuant to the Registration Statement, it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

6.2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the heading “Risk Factors”, “Enforceability of Civil Liabilities” and “Legal Matters”.

Yours faithfully

/s/ Ogier

Ogier

SCHEDULE 1

List of Documents Examined

1	The Certificate of Incorporation of the Company dated 3 March 2021 issued by the Registrar of Companies.

2	The amended and restated memorandum and articles of association of the Company adopted by special resolutions dated 16 May 2022 (the Memorandum and Articles of Association).

3	A certificate of good standing dated 17 May 2022 issued by the Registrar of Companies in respect of the Company (the Good Standing Certificate).

4

The written resolutions of the sole director of the Company dated 27 October 2021, written resolutions of all the directors of the Company dated 3 March 2022, 16 May 2022, 24 May 2022 and 1 July 2022 (together, the Director Resolutions).

5	The register of members of the Company provided to us on 8 July 2022 (the Register of Members).

6	The register of Directors and officers of the Company provided to us on 20 May 2022 (the Register of Directors, and together with the Register of Members, the Statutory Books).

7	A certificate from a director of the Company dated 12 July 2022 as to certain matters of fact (the Director’s Certificate).

8	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 12 July 2022.

9	The Registration Statement.

10	A draft of the form of the unit certificate representing the Units and the Over-Allotment Units (the Unit Certificate).

11	A draft specimen certificate for Ordinary Shares (the Share Certificate).

12	A draft of the form of the warrant agreement and the warrant certificate constituting the Warrants (the Warrant Documents).

13	A draft of the form of the rights agreement and the right certificate constituting the Rights (the Rights Documents).

14

A draft of the underwriting agreement between the Company and the underwriters named therein (the Underwriting Agreement and, together with the Unit Certificate, the Share Certificate, the Warrant Documents and the Rights Documents, the Transaction Documents).

SCHEDULE 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate, the Statutory Books and the Director’s Certificate is accurate and complete as at the date of this opinion.

5

Where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

Status, authorisation and execution

6	Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

7

Any individuals who are parties to a Document, or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such Document, sign such documents and give such information.

8

Each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the Cayman Islands).

9

In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

10	Each Document has been or will be duly executed and unconditionally delivered by the Company in the manner authorised in the Director Resolutions.

Choice of law

11	The express choice in each Document of its Proper Law as the governing law of that Document was made in good faith.

12

The express choice of its Proper Law as the governing law of each Document whose Proper Law is not Cayman Islands law is a valid and binding selection under its Proper Law and all other relevant laws (other than the laws of the Cayman Islands).

13	There is nothing under any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

Enforceability

14

Each Document is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the jurisdiction specified in such Document to be the governing law of that Document (the Proper Law) and all other relevant laws (other than, in the case of the Company, the laws of the Cayman Islands).

15

If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

16

No moneys paid to or for the account of any party under the Documents represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised), and the Terrorism Act (Revised) respectively). None of the parties to the Documents is acting or will act in relation to the transactions contemplated by the Documents, in a manner inconsistent with United Nations sanctions or measures extended by statutory instrument to the Cayman Islands by order of Her Majesty in Council.

17

None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)

neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

18

There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

19

None of the transactions contemplated by the Documents relate to any shares, voting rights or other rights (Relevant Interests) that are subject to a restrictions notice issued pursuant to the Companies Act (Revised) (the Companies Act) or the Limited Liability Companies Act, 2016 of the Cayman Islands (a Restrictions Notice).

Approvals, consents and filings

20

The Company has obtained all consents, licences, approvals and authorisations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the Documents. Any conditions to which such consents, licences, approvals and authorisations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

21	All of the following that are necessary to ensure the validity, legality, enforceability or admissibility in evidence of the Documents have been made or paid:

(a)	all notarisations, apostillings and consularisations required pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands); and

(b)	all filings, recordings, registrations and enrolments of the Documents with any court, public office or elsewhere in any jurisdiction outside the Cayman Islands; and

(c)	all payments outside the Cayman Islands of stamp duty, registration or other tax on or in relation to the Documents.

Submission to jurisdiction

22

The submission by the Company to the jurisdiction of the courts specified in each of the Documents is binding on the Company as a matter of all relevant laws (other than the laws of the Cayman Islands).

Sovereign immunity

23

The Company is not a sovereign entity of any state and does not have sovereign immunity for the purposes of the UK State Immunity Act 1978 (which has been extended by statutory instrument to the Cayman Islands).

Pari passu ranking

24

As a contractual matter under the governing law of the Documents, the payment obligations of the Company under those Documents are unsubordinated and the parties to those Documents will not subsequently agree to subordinate or defer their claims.

No Cayman Islands establishment

25	No party to a Document (other than the Company) will enter into that document or administer the transactions contemplated by it through a branch or office in the Cayman Islands.

Share Issuance

26	The Ordinary Shares have been issued at an issue price in excess of the par value thereof and have been entered on the register of members of the Company as fully paid.

SCHEDULE 3

Qualifications

Good Standing

1

Under the Companies Act, annual returns in respect of the Company must be filed with the Registrar of Companies, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2

In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3

We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act of the Cayman Islands and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4

In this opinion letter, the phrase “non-assessable” means, with respect to the Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)

any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets, as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

Choice of law

6	Where the Proper Law of a Document is not Cayman Islands law:

(a)

the courts of the Cayman Islands will not recognise the choice of its Proper Law as the governing law of a Document to the extent that such choice of Proper Law would be incompatible with the public policy of Cayman Islands law; and

(b)

in any action brought in respect of a Document in the courts of the Cayman Islands, those courts will not apply its Proper Law unless that law is pleaded and proved in the courts of the Cayman Islands, nor will they apply that law:

(i)	to matters of procedure; and

(ii)	to the extent the application of that Proper Law would be incompatible with the public policy of Cayman Islands law or contrary to mandatorily-applicable provisions of Cayman Islands law.

Enforceability

7

In this opinion, the term “enforceable” means that the relevant obligations are of a type that the courts of the Cayman Islands will ordinarily enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by insolvency or similar laws affecting the rights of creditors;

(b)

enforcement may be limited by general principles of equity. In particular, equitable remedies, such as specific performance and injunction, will only be granted by a court in its discretion and may not be available where the court considers damages to be an adequate remedy;

(c)

a claim may be barred by statutes of limitation, or it may be or become subject to defences of set-off, abatement, laches or counterclaim and the doctrines of estoppel, waiver, election, forbearance or abandonment;

(d)	a court may refuse to allow unjust enrichment;

(e)

a person who is not a party to a Document that is governed by Cayman Islands law may not have the benefit of and may not be able to enforce its terms except to the extent that the relevant Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act, 2014;

(f)

enforcement of an obligation of a party under a Document may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence or it may be limited by Cayman Islands law dealing with frustration of contracts;

(g)

a provision of a Document that fetters any statutory power of a Cayman Islands’ company, such as a provision restricting the company’s power to commence its winding up, to alter its memorandum and articles of association or to increase its share capital, may not be enforceable;

(h)	the effectiveness of a provision in a Document releasing a party from a liability or duty otherwise owed may be limited by law;

(i)

a court will not enforce a provision of a Document to the extent that it may be illegal or contrary to public policy in the Cayman Islands or purports to bar a party unconditionally from, seeking any relief from the courts of the Cayman Islands or any other court or tribunal chosen by the parties;

(j)

a provision of a Document that is construed as being penal in nature, in that it provides that a breach of a primary obligation results in a secondary obligation that imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation, will not be enforceable (and we express no opinion as to whether such a provision is proportionate);

(k)	a court may refuse to give effect to a provision in a Document (including a provision that relates to contractual interest on a judgment debt) that it considers usurious;

(l)

a court may not enforce a provision of a Document to the extent that the transactions contemplated by it contravene economic or other sanctions imposed in respect of certain states or jurisdictions by a treaty, law, order or regulation applicable to the Cayman Islands;

(m)	a court may refuse to give effect to a provision in a Document that involves the enforcement of any foreign revenue or penal laws;

(n)

where a contract provides for the payment of legal fees and expenses incurred by a party to that contract in enforcing the contract, a party who succeeds in enforcing the contract is entitled to recover by court judgment the amount of the legal fees and expenses found to be due under the terms of the contract. In all other cases, costs of legal proceedings can only be recovered from another party to the proceedings by a court order, which is a matter for the discretion of the court, and such costs are liable to taxation (assessment by the court); and

(o)	enforcement may be prohibited or otherwise prejudiced if a Relevant Interest is subject to a Restrictions Notice.

8	A court may determine in its discretion the extent of enforceability of a provision of a Document that provides for or requires, as the case may be:

(a)	severability of any provision of the Documents held to be illegal or unenforceable;

(b)

any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

(c)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(d)	written amendments or waivers of the Documents, if a purported amendment or waiver is effected by oral agreement or course of conduct,

and we express no opinion on any provisions of that type.

9	The law of the Cayman Islands may not recognise a difference between negligence and gross negligence.

10

Where any Document is dated “as of” a specific date, although the parties to that Document have agreed between themselves that, as a matter of contract and to the extent possible, their rights and obligations under it take effect from a date prior to the date of execution and delivery, the Document still comes into effect on the date it is actually executed and delivered. Rights of third parties under that Document also take effect from the date the Document is actually executed and delivered, rather than the “as of” date.

Jurisdiction clauses

11

Exclusive jurisdiction: Notwithstanding any provision of the Documents providing for the exclusive jurisdiction of the courts of another country, the courts of the Cayman Islands may not stay or strike out proceedings brought in contravention of such a provision if the claimant shows that it is just and proper to allow such proceedings to continue. In relation to some matters the courts of the place of incorporation have exclusive jurisdiction and, where that place of incorporation or registration is not the Cayman Islands, the Cayman Islands court will not accept jurisdiction.

12

Non-exclusive jurisdiction: Notwithstanding any provision of the Documents providing for the non-exclusive jurisdiction of the courts of another country, a Cayman Islands court will only refuse leave to serve a writ outside of the Cayman Islands if the Cayman Islands are not the most appropriate forum and will only stay or strike out proceedings if pursuing the case in the Cayman Islands court would be vexatious or oppressive. There is no presumption that the nomination of a non-exclusive forum will give priority to that forum over the Cayman Islands.

Stamp duty

13	Cayman Islands stamp duty will be payable if a Document is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands).

Private Funds

14

A company, unit trust or exempted limited partnership that is a “private fund”, as such term is defined in the Private Funds Act, 2020, is prohibited from accepting capital contributions from investors in respect of investments until it is registered with the Cayman Islands Monetary Authority.